Exhibit 12-B


              Chrysler Corporation and Consolidated Subsidiaries
             Computations of Ratios of Earnings to Fixed Charges
                  and Preferred Stock Dividend Requirements
                            (dollars in millions)

                                             Three Months Ended
                                                  March 31,
                                             ------------------
                                               1998       1997
                                               ----       ----
Net earnings before extraordinary item        $1,052    $1,029
 Add back:
  Taxes on income                                620       675
  Fixed charges                                  355       328
  Amortization of previously capitalized
   interest                                       28        28
 Deduct:
  Capitalized interest                            40        48
  Undistributed earnings from less
   than fifty percent owned affiliates           --          2
                                              ------    ------
Earnings available for fixed charges          $2,015    $2,010
                                              ======    ======
Fixed charges:
 Interest expense                             $  278    $  234
 Capitalized interest                             40        48
 Credit line commitment fees                       2         2
 Interest portion of rent expense                 35        44
                                              ------    ------
Total fixed charges                           $  355    $  328
                                              ======    ======

Ratio of earnings to fixed charges              5.68      6.13
                                              ======    ======

Preferred stock dividend requirements         $  --     $    1
                                              ======    ======

Ratio of earnings to fixed charges and
 preferred stock dividend requirements          5.68      6.11
                                              ======    ======


The ratio of earnings to fixed charges is computed by dividing earnings available for fixed charges by total fixed charges. The ratio of earnings to fixed charges and preferred stock dividend requirements is computed by dividing earnings for fixed charges by the sum of total fixed charges and preferred stock dividend requirements.

                   THIS PAGE INTENTIONALLY LEFT BLANK